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                                                                    EXHIBIT 21.1


                            LIST OF SUBSIDIARIES




         The following is a list of subsidiaries that are directly or indirectly owned by the Company as of March 24, 1998 (unless otherwise indicated, the subsidiaries are 100% beneficially owned by the Company):

Kelly Paper Company
BT Office Products International Holdings, Inc.
BT OPE Holdings, Inc.
BT Office Products Europe BV
BT Office Products Europe CV
UK Bel BV
Blees van Os BV
Jonkers International BV
Tim voor Kantoor BV
BT Office Products Nederland BV
Veenman Kantoormachines BV
Veenman Office Management BV
Direct Dealer Services Nederland BV
Repro Copiers Nederland BV
Kuipers Centrum voor Kantoorefficiency BV
Printplus Ltd.
Copygraphic Plc
BT Office Products Deutschland Verwaltungs mbH
BT Office Products Vertriebs GmbH & Co. KG
Keller Buromatic GmbH
Buroeinrichtungshaus Roth GmbH
BT Office Products Deutschland GmbH
Frings Burobedurf Joseph Frings GmbH & Co. KG
Frings & Pohl Burobedorf Handels GmbH
Kruse Burotechnik GmbH
Kruse Buroleasing GmbH
Franz Becker Burosysteme GmbH
Pfeffer Burotechnik GmbH
Bierbrauer + Nagel GmbH & Co KG
Bierbrauer + Nagel Verwaltungs GmbH
Classic Office Products GmbH & Co. KG
Albert Martz GmbH
Albert Martz GmbH & Co. KG
Glockler GmbH
Gesellschaft fur Mal und Zeichenbedarf GmbH
Classic Office Products GmbH
Hartmann GmbH
BVZ GmbH & Co KG (99%)
Nett + Wurth GmbH
BT Office Products Sweden AB
Vinborgen i Boras AB
AB JF Bjorsell

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Averstedt Kontorsservice AB
Kungsbacka Kontorsvarulus AB
Konlev AB
Bjorsells JUSTNU-tryck AB
Bjorsells Kontorsvaruhus i Kalmar AB
Ake Wengbrand Kontorsmaskiner AB
Bjorsells Kontorsvaruhus i AB Visby
Helsingburgs Kontorsvaruhus AB (42.5%)
Bjorsells Polska Ltd (51%)